Tompkins Financial Corporation 8-K

EXHIBIT 99.1

For more information contact:
Stephen S. Romaine, President & CEO
Francis M. Fetsko, CFO & COO
Tompkins Financial Corporation 607.273.3210

For Immediate Release
Date: August 1, 2013

Tompkins Financial Corporation identifies Dr. Thomas Rochon as successor to Board Chairman in 2014

ITHACA, NY - Tompkins Financial Corporation (TMP – NYSE MKT LLC) & Ithaca College – The Tompkins Financial Corporation Board of Directors concluded a succession planning process for Chairman James J. Byrnes, whose term will expire in May 2014, by naming current director,  Dr. Thomas R. Rochon as his successor.  Mr. Byrnes has served as Chairman of the Board of the Company since its formation in 1995.  Dr. Rochon has served as a Director of the Company since 2009.  He is currently President of Ithaca College, a position he has held since July 2008 and which he will continue to hold while serving as Chairman.

“I look forward to working with Tom Rochon in the coming months to assure a smooth transition next spring when I will be leaving the board at the end of my term.  He brings executive level expertise running a complex business in an extremely competitive, yet highly regulated, marketplace.  He is a great choice to help position Tompkins for the future,” stated Chairman Byrnes.  Stephen S. Romaine, President and CEO of Tompkins Financial said, “I am impressed by the level of thought Tom brings to an issue and I look forward to working with him more closely.”  The Board expects to elect Dr. Rochon as Chairman in the spring of 2014.

Dr. Rochon commented, “I am very pleased to be designated as successor to the Chairman of Tompkins Financial.  It is an extremely well-run company and our values align through our commitment to the communities, clients and shareholders we serve.  I look forward to leading the Tompkins Board through the challenges of an ever-evolving financial services environment.”

About Tompkins Financial Corporation

Tompkins Financial Corporation is a financial services company with $4.9 billion in assets serving the Central, Western, and Hudson Valley regions of New York State and the Southeastern region of Pennsylvania. Headquartered in Ithaca, NY, Tompkins Financial is parent to Tompkins Trust Company, The Bank of Castile, Mahopac National Bank, VIST Bank, Tompkins Insurance Agencies, Inc., and Tompkins Financial Advisors.  Each Tompkins Financial subsidiary operates with a community focus and local decision-making, meeting the unique needs of the customers and communities it serves. Founded in 1836, Tompkins has a strong record of creating long-term value for shareholders, clients and communities. For more information on Tompkins Financial, visit www.tompkinsfinancial.com.